Exhibit 99.1

INSPIRED ANNOUNCES APPOINTMENT OF BROOKS PIERCE

AS SENIOR VICE PRESIDENT, NORTH AMERICA

NEW YORK, April 16, 2018 -- Inspired Entertainment, Inc. (“Inspired”) (NASDAQ: INSE) today announced that it has appointed Mr. Brooks H. Pierce as Senior Vice President, North America. Mr. Pierce joins Inspired with over 25 years of experience in the gaming industry. Most recently, he was Managing Director of Aristocrat Technology’s Americas Group, a $700 million division of that leading gaming supplier. Prior to Aristocrat, he spent several years at Scientific Games as President, North American Gaming and Chief Revenue Officer, WMS Gaming Group.

“I have known Brooks professionally for over 25 years and have worked with him closely for much of that period,” said Inspired Executive Chairman, Lorne Weil. “He brings a wealth of knowledge and experience that will be invaluable to Inspired as we seek to build upon our successes in the North American market.”

“I’m delighted to welcome Brooks to the Inspired executive team,’ said Luke Alvarez, President and CEO, Inspired. “Inspired’s Virtual Sports are already licensed and live in New Jersey and Nevada and will be going live with the Michigan Lottery soon. We look forward to announcing new US deals and to the launch of 1st Down Football later in the year.” Mr. Alvarez concluded, “Brooks will play a key role in making Inspired a leader in the next generation of North American gaming and lottery products, and we welcome him to Inspired.”

About Inspired Entertainment, Inc.
Inspired is a global games technology company, supplying Virtual Sports, Mobile Gaming and Server Based Gaming systems with associated terminals and digital content to regulated lottery, betting and gaming operators around the world. Inspired currently operates approximately 30,000 digital gaming terminals and supplies its Virtual Sports products through more than 40,000 retail channels and over 100 websites, in approximately 35 gaming jurisdictions worldwide. Inspired employs approximately 800 employees in the UK and elsewhere, developing and operating digital games and networks.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on Inspired’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in Inspired’s most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov.

Contact:

For Investors
Daniel Silvers
daniel.silvers@inseinc.com
+1 646 820-0860

For Press and Sales
Elinor Fewster
elinor.fewster@inseinc.com
t: +44 20 7456 9016 | m: +44 7973808951